Exhibit 10.2
NOBLE CORPORATION
TIME-VESTED RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT, made as of the  _____  day of  _____, 201_, by and between NOBLE CORPORATION, a Swiss corporation (the “Company”), and  _____  (“Employee”);
W I T N E S S E T H:
WHEREAS, the committee (the “Committee”) acting under the Company’s 1991 Stock Option and Restricted Stock Plan, as amended (the “Plan”), has determined that it is desirable to award time-vested Restricted Stock Units (as defined in the Plan) to Employee pursuant to the Plan; and
WHEREAS, pursuant to the Plan, the Committee has determined that the time-vested Restricted Stock Units so awarded shall be subject to the restrictions, terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Time-Vested Restricted Stock Unit Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby awards  _____  Restricted Stock Units (the “Awarded Restricted Stock Units”) to Employee pursuant to the Plan. The Awarded Restricted Stock Units are being awarded to Employee effective as of the date of this Agreement (the “Effective Date”), and shall vest or be forfeited in accordance with and otherwise be subject to the provisions of this Agreement. The Awarded Restricted Stock Units are being awarded to Employee without the payment of any cash consideration by Employee. The Awarded Restricted Stock Units shall not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of by Employee in any manner.
2. Vesting and Forfeiture. Except as set forth in Section 3 of this Agreement, the Awarded Restricted Stock Units shall vest and the forfeiture restrictions applicable to them under this Agreement shall terminate in accordance with the provisions of the attached Schedule I, provided that Employee remains continuously employed by the Company or an Affiliate from the Effective Date to the applicable date of vesting. Any Awarded Restricted Stock Units that have not already vested shall be forfeited by Employee upon the termination of Employee’s employment with the Company or an Affiliate for any reason other than death or Disability. Transfers of employment without interruption of service between or among the Company and any of its Affiliates shall not be considered a termination of employment.
3. Acceleration of Vesting. All of the Awarded Restricted Stock Units that have not already vested shall become fully vested and no longer subject to any forfeiture restrictions under this Agreement if Employee’s employment with the Company or an Affiliate terminates by reason of the death or Disability of Employee.

4. Issuance of Shares. As soon as practicable (but no later than 30 days) following the date an Awarded Restricted Stock Unit vests, the Company shall issue or transfer to Employee one Share in settlement of such Awarded Restricted Stock Unit and such Awarded Restricted Stock Unit shall be canceled.
5. No Rights as Shareholder. Employee shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the Shares subject to the Awarded Restricted Stock Units, unless and until such Shares are issued or transferred to Employee as provided herein.
6. Cash Dividend and Cash Distribution Equivalent Rights. The Company hereby awards cash dividend and cash distribution equivalent rights to Employee with respect to the Awarded Restricted Stock Units. The cash dividend and cash distribution equivalent rights awarded to Employee under this Section 6 shall entitle Employee to the payment, with respect to each Share that is subject to an Awarded Restricted Stock Unit that has not been canceled or forfeited, of an amount in cash equal to the amount of any cash dividend or other cash distribution paid by the Company with respect to one Share while such Awarded Restricted Stock Unit remains outstanding. Such amount shall be paid to Employee by Employee’s employer on the date of the payment of the related cash dividend or cash distribution.
7. Agreements Regarding Withholding Taxes.
(a) Employee shall make arrangements satisfactory to the Committee for the payment of taxes of any kind that are required by law to be withheld with respect to the Awarded Restricted Stock Units or the cash dividend and cash distribution equivalent rights awarded under this Agreement, including, without limitation, taxes applicable to (i) the awarding of the Awarded Restricted Stock Units or the issuance or transfer of Shares in settlement thereof, or (ii) the awarding of the cash dividend and cash distribution equivalent rights or the payments made with respect thereto.
(b) Unless and until the Committee shall determine otherwise and provide notice to Employee in accordance with Section 7(c) of this Agreement, any obligation of Employee under Section 7(a) of this Agreement that arises with respect to the issuance or transfer of Shares in settlement of Awarded Restricted Stock Units that have become vested shall be satisfied by the Company withholding a portion of such Shares valued at their Fair Market Value as of the date on which the taxable event that gives rise to the withholding requirement occurs.
(c) The Committee may determine, after the Effective Date and on notice to the Employee, to authorize one or more arrangements (in addition to or in lieu of the arrangement described in Section 7(b) of this Agreement) satisfactory to the Committee for Employee to satisfy the obligation of Employee under Section 7(a) of this Agreement.
(d) If Employee does not, for whatever reason, satisfy the obligation of Employee under Section 7(a) of this Agreement, then the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to Employee the amount required to satisfy the obligation of Employee under Section 7(a) of this Agreement.

8. Non-Assignability. This Agreement is not assignable or transferable by Employee. No right or interest of Employee under this Agreement or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Employee.
9. Capital Adjustments. If any of the following events shall occur at any time while any of the Awarded Restricted Stock Units are outstanding, the following adjustments shall be made in the number of Shares then subject to such Awarded Restricted Stock Units, as determined appropriate by the Committee:
(a) Share Dividend or Split; Combination. If the Company pays a dividend on its outstanding Shares in Shares or subdivides its outstanding Shares into a greater number of Shares, the number of Shares then subject to such Awarded Restricted Stock Units shall be proportionately increased. Conversely, if the outstanding Shares are combined into a smaller number of Shares, the number of Shares then subject to such Awarded Restricted Stock Units shall be proportionately reduced. An adjustment made pursuant to this Section 9(a) shall become effective as of the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.
(b) Recapitalization or Reorganization. In case of any recapitalization or reclassification of the Shares, or any merger, demerger, conversion, amalgamation or consolidation of the Company with or into one or more other corporations, or any sale of all or substantially all the assets of the Company, as a result of which the holders of the Shares receive other stock, securities or property in lieu of or in addition to, but on account of, their Shares, the Company shall make or cause to be made lawful and adequate provision whereby, upon the vesting of such Awarded Restricted Stock Units after the record date for the determination of the holders of Shares entitled to receive such other stock, securities or property, Employee shall receive, in addition to or in lieu of the Shares that are subject to such Awarded Restricted Stock Units so vesting, the shares of stock, securities or other property which would have been allocable to such Shares had such Awarded Restricted Stock Units vested immediately prior to such record date (or alternatively, as determined by the Company in its sole and absolute discretion, an amount in cash equal to the value, as determined in good faith by the Committee, of any portion of said shares of stock, securities or other property that the Company determines to provide in the form of cash rather than in the form of said shares of stock, securities or other property). The subdivision or combination of Shares at any time outstanding into a greater or smaller number of Shares shall not be deemed to be a recapitalization or reclassification of the Shares for the purposes of this Section 9(b).
10. Defined Terms; Plan Provisions. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Agreement shall have the meanings assigned to them under the provisions of the Plan. By execution of this Agreement, Employee agrees that the Awarded Restricted Stock Units and the cash dividend and cash distribution equivalent rights awarded under this Agreement shall be governed by and subject to all applicable provisions of the Plan. This Agreement is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Agreement.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of Switzerland.
12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
13. Entire Agreement; Amendment. This Agreement, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented by mutual consent of the parties hereto at any time, with respect to any of the terms contained herein, in such manner as may be agreed upon in writing by such parties.
14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:
(a) If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
Noble Corporation
Dorfstrasse 19A
6340 Baar
Switzerland
Attention: Chief Executive Officer
Fax: 281-596-4486

With a copy to:

Chairman of Compensation Committee
c/o Noble Corporation
Dorfstrasse 19A
6340 Baar
Switzerland
Fax: 281-596-4486
(b) If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
The address and number, if any, set forth opposite
Employee’s signature below
Either party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

15. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
16. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.
17. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
18. Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
19. References. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”
20. Unfunded Awards. The awards made under this Agreement are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions of this Agreement, and to the extent that Employee acquires a right to receive compensation from the Company or an Affiliate pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.
21. Compliance with Code Section 409A. The compensation payable to or with respect to Employee pursuant to this Agreement is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

NOBLE CORPORATION

By:
Name: Julie J. Robertson
Title: Executive Vice President
and Corporate Secretary

Address and fax number, if any:

[Employee]
Dorfstrasse 19A
6340 Baar
Switzerland
Fax: 281-596-4486

SCHEDULE I
NOBLE CORPORATION
RESTRICTED PERIODS
FOR AWARD OF TIME-VESTED RESTRICTED STOCK UNITS
The Committee has determined that the following specified restricted time periods shall be applicable to the Awarded Restricted Stock Units awarded pursuant to the Agreement:
1. Restricted Periods.
(i)	One-third of the Awarded Restricted Stock Units shall vest and no longer be subject to forfeiture on the first anniversary of the Effective Date; and
(ii)	One-third of the Awarded Restricted Stock Units shall vest and no longer be subject to forfeiture on the second anniversary of the Effective Date; and
(iii)	One-third of the Awarded Restricted Stock Units shall vest and no longer be subject to forfeiture on the third anniversary of the Effective Date.